Contact: Michael Picchi
         Vice President, Finance
         404-525-7272



     AIRGATE PCS, INC. ANNOUNCES RESULTS FOR THIRD FISCAL QUARTER OF 2002


     ATLANTA (August 5, 2002) - AirGate PCS, Inc., (Nasdaq/NM: PCSA), a PCS affiliate of Sprint, today announced financial and operating results for the third fiscal quarter and nine months ended June 30, 2002.

     Total revenues were $122.8 million for the third quarter of fiscal 2002, compared with $49.7 million for the prior-year period, which excluded the effects of the acquisition of iPCS, Inc. completed on November 30, 2001. Net loss for the third fiscal quarter of 2002 was ($50.1) million, or ($1.94) per share, compared with ($23.7) million, or ($1.80) per share in the same period last year. Consolidated EBITDA (earnings before interest, taxes, depreciation and amortization), excluding non-cash stock option compensation was ($3.6) million for the third quarter of fiscal 2002, compared with ($8.3) million for the third quarter of fiscal 2001. Third quarter 2002 revenues were reduced by a $5.4 million out-of-period revenue adjustment ($4.9 million impact to EBITDA after the 8% Sprint management fee) due to the uncertainty created by the FCC's July 3 decision regarding the ability of wireless carriers to collect access charges from long distance carriers for terminating calls on their networks. EBITDA for the consolidated operations, excluding non-cash stock option compensation expense and the out-of-period adjustment, was $1.3 million for the third quarter of fiscal 2002.

     "AirGate PCS added 26,079 net new subscribers during the third fiscal quarter," commented Thomas M. Dougherty, president and chief executive officer of AirGate PCS. "The June quarter is typically the slowest period for AirGate. However, excluding the out-of-period access revenue adjustment, AirGate did achieve positive EBITDA in our consolidated operations in only eleven quarters since our initial funding. Reaching this financial objective ahead of expectations is a significant milestone."

     For the nine months ended June 30, 2002, the Company reported revenues of $319.4 million compared with $109.8 million for the same period last year. AirGate PCS reported a net loss of ($381.6) million, or ($16.55) per share, for the nine months ended June 30, 2002, compared with a net loss of ($86.0) million or ($6.61) per share, in the same period of 2001. Excluding the goodwill impairment of ($261.2) million, or ($11.33) per share, recorded in the second fiscal quarter, net loss for the nine months ended June 30, 2002, would have been ($120.4) million, or ($5.22) per share. EBITDA loss, excluding non-cash stock option compensation expense and goodwill impairment was ($31.1) million for the first nine months of fiscal 2002, compared with ($42.3) million for the same period a year ago.

     "The third fiscal quarter proved challenging on several fronts," added Dougherty. "Economic uncertainty, aggressive competition, higher than anticipated rates of customer churn and more stringent credit policies for certain sub-prime customer segments were all factors limiting net subscriber growth. As such, we are highly focused on our sales execution and have identified specific marketing initiatives that we believe will allow us to continue to achieve balanced growth in subscribers and operating earnings. As a PCS affiliate of Sprint, we are looking forward to the launch of third-generation, or 3G, wireless services nationwide. The coming of 3G service to wireless is a true technology breakthrough, and we believe being the first competitor in most of our markets to offer this technology will provide AirGate with a competitive advantage. In addition, AirGate will launch new local rate plans in August, which will include an increased amount of anytime minutes. Finally in all Midwest distribution channels, we have removed the deposit from all but the lowest credit classes. This decision reflects the lower churn and bad debt rates that we have seen in that part of our territory."

PCSA Reports Third Quarter Results
Page 2
August 5, 2002

     Additional combined financial and operating highlights for the third quarter of fiscal 2002 include the following:

     |X| AirGate added 26,079 net new Sprint PCS customers in its tenth quarter of commercial PCS operations. The Midwest Region added 14,675 net new subscribers, and the Southeast Region added 11,404 net new subscribers in the third fiscal quarter. As a result, the Company had a total of 532,446 subscribers as of June 30, 2002, net of a 6,102 subscriber adjustment for subscribers not reasonably expected to pay, which translates into a covered POP penetration rate of 4.6%.

     |X| Excluding the out-of-period revenue adjustment, average revenue per subscriber (ARPU), was $60 for the quarter, consistent with ARPU of $60 in the previous quarter. For the quarter, ARPU did not include access revenues. Prior to April 1, 2002, ARPU included approximately $1.50 in access revenue.

     |X| Total roaming revenue was $32.0 million for the third fiscal quarter of 2002, compared with $22.2 million for the second fiscal quarter of 2002. Roaming expense was $21.8 million for the quarter, compared with $18.2 million for the second fiscal quarter of 2002. Thus, net roaming margin was $10.2 million in the third fiscal quarter compared to $4.0 million in the second fiscal quarter.

     |X| Churn, net of 30-day returns and an adjustment for those customers not reasonably expected to pay, was 3.2% in the third fiscal quarter, compared with 3.0% in the second fiscal quarter of 2002.

     |X| Capital expenditures were $21.2 million, compared with $37.3 million in the second fiscal quarter of 2002. Capital expenditures included $2.0 million of capitalized interest in the current quarter.


     AirGate PCS will hold a conference call to discuss this press release tomorrow, August 6, 2002, at 10:00 a.m. ET. A live broadcast of the conference call will be available online at www.airgatepcsa.com or www.companyboardroom.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call through the close of business on September 30, 2002.

ABOUT AIRGATE PCS
     AirGate PCS, Inc. including its subsidiaries, is a PCS affiliate of Sprint with the exclusive right to sell PCS products and services in territories within seven states located in the southeastern and mid-western United States. The territories include over 14.6 million residents in key markets such as Grand Rapids, Michigan; Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; Champaign-Urbana and Springfield, Illinois; and the Quad Cities areas of Illinois and Iowa. AirGate PCS is among the largest PCS affiliates of Sprint. As a PCS affiliate of Sprint, AirGate PCS operates its own local portion of the Sprint network to exclusively provide 100% digital, 100% PCS products and services under the Sprint name in its territories.

ABOUT SPRINT
     Sprint operates the nation's largest all-digital, all-PCS wireless network, already serving the majority of the nation's metropolitan areas including more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. Sprint plans to launch its 3G network nationwide this summer and expects to deliver faster speeds and advanced applications on Sprint PCS 3G Phones and devices. For more information on products and services, visit www.sprint.com/mr. Sprint PCS is a wholly-owned tracking group of Sprint Corporation trading on the NYSE under the symbol "PCS." Sprint is a global communications company with more than 80,000 employees worldwide and $26 billion in annual revenues and is widely recognized for developing, engineering and deploying state-of-the art network technologies.

PCSA Reports Third Quarter Results
Page 3
August 5, 2002

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain statements contained in this news release, such as statements concerning the company's anticipated performance, plans for growth and anticipated financial results and other factors that could affect future operations or performance, and other non-historical facts, are forward looking statements made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Since these forward looking statements are based on factors that involve risks and uncertainties, actual performance and results may differ materially from those expressed or implied by such forward looking statements.

     Such factors include: the ability to successfully integrate the operation of the businesses of AirGate and its subsidiary iPCS, Inc.; the competitiveness and impact of Sprint PCS pricing plans, products and services; the ability to successfully launch and leverage 3G products and services; customer quality; the ability of Sprint PCS to provide back office, customer care and other services; consumer purchasing patterns; potential fluctuations in quarterly results; an adequate supply of subscriber equipment; risks related to our ability to compete with larger, more established businesses; rapid technological and market change; risks related to future growth and expansion; rates of penetration in the wireless industry; the potential need for additional sources of liquidity; anticipated future losses; the significant level of indebtedness of each of AirGate and iPCS; adequacy of bad debt and other reserves; the potential to experience a high rate of customer turnover; and the volatility of AirGate PCS' stock price.

     For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this news release, please refer to AirGate PCS' and iPCS' filings with the Securities and Exchange Commission ("SEC"), especially in the "investment considerations" section of AirGate PCS' Form 10-K for the fiscal year ended September 30, 2001, and Form 10-Q for the fiscal quarter ended March 31, 2002, and iPCS' Form 10-K for the transition year ended September 30, 2001, and Form 10-Q for the fiscal quarter ended March 31, 2002, and in subsequent filings with the SEC.

DEFINITIONS OF TERMS USED:
The following are terms used in the press release. None are measures of financial performance under generally accepted accounting principles in the United States. EBITDA is a financial measure used in the financial community and ARPU and churn are metrics used in the telecommunications industry.

     ARPU -- AVERAGE REVENUE PER USER: Summarizes the average monthly service revenue per customer, excluding roaming revenue and gross of bad debt expense. ARPU is computed by dividing service revenue by the average subscribers for the period, net of an adjustment for those customers not reasonably expected to pay.

     CHURN: Churn is the monthly rate of customer turnover expressed as a percentage of the customer base that discontinued service during the period. Churn is computed by dividing the number of customers that discontinued service during the period by the average subscribers for the period, net of an adjustment for 30 day returns and those customers not reasonably expected to pay.

     ENDING SUBSCRIBERS: Ending subscribers exclude an estimate of new customers added during the third fiscal quarter who are not reasonably expected to pay. iPCS adopted the same accounting policy as of October 1, 2001.

     3G: Refers to Third Generation technology. Sprint's and AirGate's first step in the migration to third generation technology is the upgrade to 1XRTT, which is scheduled for launch in the summer of 2002.

     1XRTT: Refers to One Times Radio Transmission Technology. 1XRTT is primarily a software upgrade in the Company's switches and cell sites to provide a maximum data transmission speed of up to 144 kilobits per second (compared to 14.4 kilobits per second for second generation technology); however, average data transmission speeds are expected to be 50 - 70 kilobits per second across the 3G network. 1XRTT greatly improves voice capacity in the network and improves battery life in the handset.

                 AIRGATE PCS, INC. AND SUBSIDIARIES
                     Consolidated Balance Sheets
                             (Unaudited)
     (dollars in thousands, except share and per share amounts)


                                                              JUNE 30,          SEPTEMBER 30,
                                                                2002               2002
                                                              --------          ------------
ASSETS
Current Assets:
     Cash and cash equivalents                                 $ 23,880            $ 14,290
     Accounts receivable, net                                    42,196              23,798
     Receivable from Sprint                                      19,619              10,200
     Inventories                                                  5,773               4,639
     Prepaid expenses                                             6,717               3,428
     Direct customer activation costs                             7,269               3,693
     Other current assets                                         1,547               1,291
                                                             -----------          ----------
        Total current assets                                    107,001              61,339

Property and equipment, net                                     454,011             209,326
Intangible assets, net                                          350,329               1,889
Goodwill                                                        201,623                   -
Financing costs                                                  16,009               7,888
Other assets                                                      3,751                 568
                                                            ------------          ----------
        Total assets                                        $ 1,132,724           $ 281,010
                                                            =============         ==========



LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:

     Accounts payable and accrued expenses               $ 46,674     $ 24,050
     Payable to Sprint                                     56,079       32,564
     Deferred revenue                                      20,901       10,485
     Current maturities of long term debt and capital
        lease obligations                                   1,522            -
                                                          ---------    ---------
        Total current liabilities                         125,176       67,099


Long-term debt and capital lease obligations,             669,014      266,326
 excluding current maturities
 Other long term liabilities                                16,669          309
                                                          ---------    ---------
        Total liabilities                                 810,859      333,734
                                                          ---------    ---------

Stockholders' equity / (deficit):

     Preferred stock, par value, $.01 per share;
        5,000,000 shares authorized;
        no shares issued and outstanding                      -               -
     Common stock, par value, $.01 per share;
          150,000,000 shares authorized;
          25,801,720 and 13,364,980 shares
          issued and outstanding at June 30,
          2002, and September 30, 2001,
          respectively                                      258             134
     Additional paid-in-capital                         924,002         168,255
     Unearned stock option compensation                  (1,195)         (1,546)
     Accumulated deficit                               (601,200)       (219,567)
                                                   -------------     -----------
        Total stockholders' equity (deficit)            321,865         (52,724)
                                                   -------------     -----------
        Commitments and contingencies                         -               -
                                                   -------------     -----------
        Total liabilities and stockholders'         $ 1,132,724       $ 281,010
        equity (deficit)                           =============     ===========



                       AIRGATE PCS, INC. AND SUBSIDIARIES
                Condensed Consolidated Statements of Operations
                                  (Unaudited)
           (dollars in thousands, except share and per share amounts)


                                                          THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                JUNE 30,                        JUNE 30,
                                           ------------------------------------    ------------------------------------
                                           ------------------------------------    ------------------------------------
                                                2002                2001                2002                2001
                                           ------------------------------------    ------------------------------------
                                           ------------------------------------    ------------------------------------
Revenues:
    Service revenue                               $ 87,219            $ 30,172           $ 230,422            $ 66,919
    Roaming revenue                                 32,000              17,131              75,458              35,516
    Equipment revenue                                3,590               2,435              13,523               7,400
                                           ----------------    ----------------    ----------------    ----------------
                                           ----------------    ----------------    ----------------    ----------------
        Total revenues                             122,809              49,738             319,403             109,835
                                           ----------------    ----------------    ----------------    ----------------
                                           ----------------    ----------------    ----------------    ----------------

Operating Expenses:

    Cost of services and roaming                   (82,401)            (32,990)           (216,698)            (76,457)
    Cost of equipment                               (9,718)             (4,744)            (29,982)            (14,408)
    Selling and marketing                          (28,131)            (16,431)            (85,568)            (49,170)
    General and administrative                      (6,208)             (3,868)            (18,277)            (12,149)
    Non-cash stock compensation                       (183)               (299)               (597)             (1,225)
    Depreciation and amortization                  (19,500)             (7,675)            (47,864)            (21,437)
    Amortization of intangible assets              (11,260)                (26)            (29,377)                (26)
    Goodwill impairment                                  -                   -            (261,212)                  -
                                           ----------------    ----------------    ----------------    ----------------
                                           ----------------    ----------------    ----------------    ----------------
        Total operating expenses                  (157,401)            (66,033)           (689,575)           (174,872)
                                           ----------------    ----------------    ----------------    ----------------
                                           ----------------    ----------------    ----------------    ----------------
        Operating loss                             (34,592)            (16,295)           (370,172)            (65,037)
                                           ----------------    ----------------    ----------------    ----------------
                                           ----------------    ----------------    ----------------    ----------------


Interest income                                        314                 337                 530               2,350
Interest expense                                   (15,801)             (7,785)            (40,732)            (23,291)
Other income (expense), net                              -                   -                 (20)                  -
                                           ----------------    ----------------    ----------------    ----------------
                                           ----------------    ----------------    ----------------    ----------------
        Loss before income tax benefit             (50,079)            (23,743)           (410,394)            (85,978)
                                           ----------------    ----------------    ----------------    ----------------
                                           ----------------    ----------------    ----------------    ----------------
        Income tax benefit                               -                   -              28,761                   -
                                           ----------------    ----------------    ----------------    ----------------
                                           ----------------    ----------------    ----------------    ----------------
        Net loss                                 $ (50,079)          $ (23,743)         $ (381,633)          $ (85,978)
                                           ================    ================    ================    ================
                                           ================    ================    ================    ================


Basic and diluted net loss per share of
    common stock                                   $ (1.94)            $ (1.80)           $ (16.55)            $ (6.61)
Basic and diluted weighted-average
    outstanding common shares                   25,801,138          13,179,506          23,059,151          13,007,119





                       AIRGATE PCS, INC. AND SUBSIDIARIES
                               Supplementary Data
              Stand Alone Condensed Balance Sheets at June 30, 2002
                                   (Unaudited)
           (dollars in thousands, except share and per share amounts)


                                                 AIRGATE PCS,                                          CONSOLIDATED
                                                    INC.            IPCS, INC.       ELIMINATIONS    AIRGATE PCS, INC.
ASSETS
Current Assets:
     Cash and cash equivalents                         $ 4,249          $ 19,631         $ -                $ 23,880
     Accounts receivable, net                           30,597            11,599           -                  42,196
     Receivable from Sprint                             15,012             4,607           -                  19,619
     Inventories                                         3,735             2,038           -                   5,773
     Prepaid expenses                                    3,996             2,721           -                   6,717
     Direct customer activation costs                    4,779             2,490           -                   7,269
     Other current assets                                2,270                 -        (723)                  1,547
         Total current assets                           64,638            43,086        (723)                107,001

Property and equipment, net                            219,025           234,986           -                 454,011
Intangible assets, net                                 322,051            28,278           -                 350,329
Goodwill                                               193,563             8,060           -                 201,623
Financing costs                                          6,980             9,029           -                  16,009
Other assets                                             2,230             1,521           -                   3,751
         Total assets                                $ 808,487         $ 324,960      $ (723)            $ 1,132,724

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:

     Accounts payable and accrued expenses            $ 23,131          $ 24,266      $ (723)               $ 46,674
     Payable to Sprint                                  36,851            19,228           -                  56,079
     Deferred revenue                                   13,555             7,346           -                  20,901
     Current maturities of long term debt
        and capital lease obligations                    1,518                 4           -                   1,522
         Total current liabilities                      75,055            50,844        (723)                125,176


Long-term debt and capital lease obligations,
     excluding current maturities                      385,441           283,573           -                 669,014
Other long term liabilities                              3,158            13,511           -                  16,669
         Total liabilities                             463,654           347,928        (723)                810,859


Stockholders' equity / (deficit):
     Preferred stock                                         -                 -           -                       -
     Common stock                                          258                 -           -                     258
     Additional paid-in-capital                        731,152           192,850           -                 924,002
     Unearned stock option compensation                 (1,195)                -           -                  (1,195)
     Accumulated deficit                              (385,382)        (215,818)           -                (601,200)
         Total stockholders' equity (deficit)          344,833          (22,968)           -                 321,865
         Commitments and contingencies                       -                -            -                       -
         Total liabilities and stockholders'
             equity (deficit)                        $ 808,487         $ 324,960      $ (723)            $ 1,132,724


     Note: Stand alone data presented on this and the following page for AirGate PCS and iPCS reflect AirGate's decision to not apply push down accounting to the historical results of iPCS. As a result, adjustments associated with AirGate's purchase of iPCS are included in the AirGate stand alone financial information presented herein.



                      AIRGATE PCS, INC. AND SUBSIDIARIES
                              Supplementary Data
Stand Alone Condensed Income Statements for the Three Months Ended June 30, 2002
                                   (Unaudited)
                             (dollars in thousands)



                                         AIRGATE PCS,                                CONSOLIDATED
                                             INC.             IPCS, INC.          AIRGATE PCS, INC.
Revenues:
     Service revenue                            $ 57,471          $ 29,748               $ 87,219
     Roaming revenue                              21,299            10,701                 32,000
     Equipment revenue                             2,548             1,042                  3,590
           Total revenues                         81,318            41,491                122,809

Operating Expenses:
     Cost of services and roaming                (50,593)          (31,808)               (82,401)
     Cost of equipment                            (6,290)           (3,428)                (9,718)
     Selling and marketing                       (16,703)          (11,428)               (28,131)
     General and administrative                   (4,495)           (1,713)                (6,208)
     Non-cash stock compensation                    (183)                -                   (183)
     Depreciation and amortization               (10,129)           (9,371)               (19,500)
     Amortization of intangible assets            (9,880)           (1,380)               (11,260)
           Total operating expenses              (98,273)          (59,128)              (157,401)
           Operating loss                        (16,955)          (17,637)               (34,592)

Interest income                                       23               291                    314
Interest expense                                  (8,764)           (7,037)               (15,801)
           Net loss                            $ (25,696)        $ (24,383)             $ (50,079)




Reconciling Data:
     Operating loss as reported                $ (16,955)       $ (17,637)             $ (34,592)
           Non-cash stock compensation                183                -                    183
           Depreciation and amortization           10,129            9,371                 19,500
           Amortization of intangible assets        9,880            1,380                 11,260
     EBITDA, excluding non-cash stock
           compensation                             3,237          (6,886)                (3,649)

     Out-of-period access revenue adjustment:
           Service revenue                          4,288            1,066                  5,354
           Cost of services and roaming             (343)             (85)                  (428)

     Net impact of out-of-period access
           revenue adjustment on EBITDA             3,945              981                  4,926

     EBITDA, excluding non-cash stock
           compensation and out-of-period
           access revenue adjustment              $ 7,182        $ (5,905)                $ 1,277